Exhibit 99.1

Contact:	Marc Grossman
Hilton Hotels Corporation
310-205-4030

HILTON SUCCESSFULLY EXECUTES ASSET DISPOSITION STRATEGY,

SELLING 11 HOTELS IN MAY-JULY 2005 FOR $416 MILLION;

ANNOUNCES INTENT TO SELL ADDITIONAL 8 PROPERTIES

BEVERLY HILLS, California, July 25, 2005 – Summarizing its successful efforts to sell selected hotel assets at attractive prices, Hilton Hotels Corporation (NYSE:HLT) said today that from May – July 2005 it completed the sale of 11 properties for a combined $416 million.  Net proceeds after property level debt repayment, minority partner distributions, selling costs and income taxes totaled approximately $335 million.  All properties are remaining in the Hilton system either through long-term franchise or management agreements.

The transactions, each of which has been previously and separately announced, are as follows:

•                                          The 230-suite Hilton Suites in Anaheim, California, 226-suite Hilton Suites in Phoenix, Arizona and 216-suite Embassy Suites in Cleveland sold for a combined $72 million.

•                                          The 353-room Doubletree Hotel in Bellevue, Washington sold for $48.5 million.

•                                          The 500-room Hilton Alexandria in Virginia sold for $93.1 million.

•                                          The 407-room Hilton Charlotte in North Carolina sold for $56 million.

•                                          The 351-room Hilton Glendale in California sold for $79.8 million.

•                                          The 203-suite Hilton Suites in Brentwood, Tennessee (near Nashville) sold for $6.5 million.

•                                          The 405-room Hilton in East Brunswick, New Jersey sold for $43 million.

•                                          Two Homewood Suites by Hilton hotels, a 137-room property in Ft. Worth, Texas and a 121-room property in Nashville, Tennessee, sold for a combined $17.2 million.

On a combined basis and based on trailing 12-month earnings before interest, taxes, depreciation and amortization (EBITDA) (net of fees), the 11 hotels sold at an EBITDA multiple of 13 times.  Including capital that the respective buyers have committed to investing in the properties, the trailing 12-month EBITDA multiple was 14.6 times.  After adjusting for a normal replacement for furniture, fixtures and equipment, the implied capitalization rate on the sales was 6.3 percent, and 5.7 percent when adjusted for the additional reinvestment capital.  The combined per-room sales price was approximately $132,000.

“One of our stated objectives going into 2005 was to take advantage of the favorable markets and sell certain hotel assets — in the process obtaining attractive prices and retaining the properties within the Hilton Family of Brands – and we have delivered very successfully thus far,” said Robert M. La Forgia, senior vice president and chief financial officer of Hilton Hotels Corporation.  “By completing these transactions we have made significant progress toward our strategy of achieving even greater balance in our company between income derived from real estate ownership and income from management and franchise fees.  The buyers are well-known hotel owners with whom we have outstanding relationships, and we look forward to working with them closely in the years ahead.”

La Forgia noted that the sale of the Palmer House Hilton in Chicago is proceeding on schedule and is expected to be completed in the third quarter 2005 with Hilton continuing to manage the hotel.

Hilton further announced its intention to sell an additional eight properties and has engaged brokers to conduct a competitive bidding process for each:  the 600-room Hilton Anchorage in Alaska; the 385-room Hilton Boston Back Bay; the 395-room Hilton Dallas-Ft. Worth Lakes; the 821-room Hilton Minneapolis; the 585-room Hilton Pointe Resort Tapatio Cliffs in Phoenix; the 782-room Hilton Portland in Oregon; the 357-room Hilton San Diego Mission Bay, and the 713-room Hilton Pittsburgh.  The company expects the majority of these sales to be completed by year-end 2005, and anticipates retaining management or franchise agreements on the majority of the properties.

Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company.  The company develops, owns, manages or franchises approximately 2,300 hotels, resorts and vacation ownership properties.  Its portfolio includes many of the world’s best known and most highly regarded hotel brands, including Hilton®, Conrad®, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand Vacations Company® and Homewood Suites by Hilton®.

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